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CONFIDENTIAL

                                   SUPPLEMENT NO. 1
                                          TO
                      CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

                               TRANS WORLD GAMING CORP.

Minimum Offering:  7 Units (Gross Proceeds of $3,500,000)
Minimum Investment: $500,000
Maximum Offering:  12 Units (Gross Proceeds of $6,000,000)

    This Supplement No. 1 is intended to update and amend that certain Confidential Private Placement Memorandum dated June 30, 1996 (the "Memorandum") of Trans World Gaming Corp., a Nevada corporation (the "Company") with respect to a minimum offering of seven Units and gross proceeds of $3,500,000 and a maximum offering of 12 Units and gross proceeds of $6,000,000 (the "Offering"), with each Unit (collectively, the "Units") consisting of (i) one $500,000 principal amount of 12% Secured Convertible Senior Bonds due June 30, 1999 (the "Bonds"), and (ii) a Warrant to purchase 100,000 shares of common stock, par value $.001 per share, of the Company (the "Common Stock") at an exercise price of $1.00 per share (the "Warrants").

    1. As of August 1, 1996, the Company had closed on the private placement of 9.6 Units, raising gross proceeds of $4,800,000, which were sold to an aggregate of six purchasers. The proceeds of such placement were used to
(i) make, on June 21, 1996, a regular quarterly payment of principal and interest in the amount of $292,000 on a promissory note in the original principal amount of $3,000,000 payable to Prime Properties, Inc., (ii) retire the Company's outstanding obligations to Chrysolith LLC of approximately $2,100,000, (iii) retire outstanding obligations of approximately $220,000 under the Company's 1996 Bridge Financing, (iv) repay approximately $435,000 on a promissory note owed to mortgage holders on the Company's Woodlands property located in DeRidder, Louisiana, and (v) meet the Company's general working capital requirements. As of December 1, 1996, C.P. Baker & Company, Ltd., the placement agent for the Offering (the "Placement Agent"), advised the Company that it terminated the Offering, and the Company agreed to such termination; thus, the total gross proceeds raised by the Offering were $4,800,000.

    2. At the request of holders of at least 25% in principal amount of the Bonds, the Company (with Trans World Gaming of Louisiana, Inc., its wholly owned subsidiary) has entered into an Indenture dated as of November 1, 1996 (the "Indenture") with U.S. Trust Company of Texas, N.A., as Trustee, for the equal and proportionate benefit of the Bondholders purchasing the Units.

    3. On November 5, 1996, voters in Lafayette and Beauregard Parishes in Louisiana, the counties in which the Company currently has video poker operations, were among 35 of 64 Louisiana parishes that voted to eliminate video poker gaming beginning in 1999. As a result, the Company must cease its video poker operations by June 30, 1999 in both of these parishes. The Company believes that cash flow generated from existing operations (barring any extraordinary circumstances) and assuming operations continue at or above current levels, should be sufficient to cover carrying interest costs and retire existing debt over the next 24 months.


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    Chrysolith LLC,  a licensed video poker operator in Louisiana owned 49% by the Company, with two other major video poker operators in Louisiana, has filed suit against the State of Louisiana alleging violation of constitutional rights and seeking a court order declaring the local option video poker gaming elections void. The Court has taken the motions under advisement and is expected to rule on the matter on January 13, 1997.

    The Company is evaluating the potential impact that the results of the Louisiana elections may have under FASB 121 entitled "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of."

    4. A copy of the Company's Quarterly Report on Form 10-QSB for the fiscal quarter ended September 30, 1996, as filed with the Securities and Exchange Commission on November 14, 1996, which includes the Company's unaudited financial statements for the three and six months periods ended September 30, 1996, is attached hereto as Appendix A.

    5. In accordance with Section 13.13 of the Indenture, the Company's Board of Directors has determined to adjust the conversion price of the Bonds as follows:

         December 23, 1996 to June 30, 1997           $2.00
         July 1, 1997 to June 30, 1998                $2.50
         July 1, 1998 to June 30, 1999                $3.125

All of the investors in the Offering are being informed of the conversion price adjustment.


                                                                January 14, 1997